EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST ANNOUNCES PRELIMINARY RESULTS FOR SECOND QUARTER 2010;
COMPANY TO HOLD INVESTOR CONFERENCE CALL ON AUGUST 11, 2010

CHERRY HILL, NJ, July 27, 2010 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced preliminary, selected unaudited results for the quarter ended June 30, 2010, which are subject to change. The news release announcing final results for the quarter ended June 30, 2010 is expected to be disseminated on Wednesday, August 11, 2010, after the market close.

Net revenues for the quarter ended June 30, 2010 were approximately $15.3 million, compared to $9.5 million for the first quarter of 2010. Net income for the quarter ended June 30, 2010 was approximately $3.1 million or $0.30 per diluted share, compared to $1.1 million or $0.11 per diluted share for the first quarter of 2010.

Bookings for the quarter ended June 30, 2010 were approximately $12.2 million, compared to $14.0 million in bookings for the first quarter of 2010.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "Our business continues to perform at quarterly revenue levels not seen in several years, with quarterly net income approaching an historic high for our company given the operating leverage now in our business. While bookings were a multiple higher than the $4.6 million in the year ago period, we did experience a slight pullback in bookings in the second quarter compared to the first quarter of 2010. Within the quarter over quarter number, we believe the slight decline is a direct result of some pull-in of bookings at the end of the first quarter that would normally have been in the second quarter. As a result of the reduced bookings in the second quarter, we currently expect net revenues and net income for the third quarter ended September 30, 2010 will be between the levels achieved in the first and second quarters of 2010. Overall, we remain optimistic in our business outlook but expect there will be some variability in results as we move forward given our recent strong operating levels."

August 11th Investor Conference Call / Webcast Details:

The news release announcing final results for the quarter ended June 30, 2010 is expected to be disseminated on Wednesday, August 11, 2010, after the market close, followed by the Company's quarterly conference call with investors and analysts at 5:00 pm EDT to discuss the Company's results and management's current expectations and views of the industry. The call may also include discussions of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5 p.m. EDT on August 11, 2010 is +1-201-689-8470. A live web cast of the conference call will be available on inTEST's website at www.intest.com. A replay of the call will be available 2 hours following the call through midnight on Wednesday, August 18, 2010 at www.intest.com and by telephone at +1-858-384-5517. The conference ID number to access the replay is 354030.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr.	David Pasquale
Treasurer and Chief Financial Officer	Global IR Partners
inTEST Corporation	intt@globalirpartners.com
Tel: 856-424-6886, ext 201	Tel: 914-337-8801

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with the Sarbanes Oxley Act of 2002 and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.